Filed Pursuant to Rule 433
Registration File No. 333-188071
July 29, 2013

KINDER MORGAN ENERGY PARTNERS, L.P.
Pricing Term Sheet

$800 Million 2.650% Senior Notes due 2019

$650 Million 4.150% Senior Notes due 2024

$300 Million 5.000% Senior Notes due 2043

Issuer:	Kinder Morgan Energy Partners, L.P.

Ratings: (Moody’s / S&P / Fitch)*	Baa2 / BBB / BBB

Ratings Outlooks: (Moody’s / S&P / Fitch)	Stable / Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	July 29, 2013

Settlement Date (T+5):	August 5, 2013

	2.650% Senior Notes due 2019	4.150% Senior Notes due 2024	5.000% Senior Notes due 2043

Maturity Date:	February 1, 2019	February 1, 2024	March 1, 2043

Principal Amount:	$800,000,000	$650,000,000

$300,000,000 (principal amount of reopening of 5.000% Senior Notes due 2043); $400,000,000 (principal amount of  initially issued 5.000% Senior Notes due 2043); $700,000,000 (total principal amount of 5.000% Senior Notes due 2043, after giving effect to the reopening)

Benchmark Treasury:	1.375% due July 31, 2018	1.750% due May 15, 2023	3.125% due February 15, 2043

Benchmark Price / Yield:	99-31+ / 1.378%	92-26 / 2.585%	90-19 / 3.648%

Spread to Benchmark Treasury:	+130 bps	+160 bps	+170 bps (reoffer spread)

Yield to Maturity:	2.678%	4.185%	5.348% (reoffer yield)

Coupon:	2.650%	4.150%	5.000%

Price to the Public:	99.858%	99.706%	94.855%, plus an aggregate of $6,458,333.33 of pre-issuance accrued interest from February 28, 2013 (the initial issuance date of such notes) to the date of delivery of the notes.

Optional Redemption:	At any time prior to February 1, 2019, we may redeem all or a part of the notes at a price equal	At any time prior to November 1, 2023, we may redeem all or a part of the notes at a price equal	At any time prior to September 1, 2042, we may redeem all or a part of the notes at a price equal to the to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 20 bps.

to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 25 bps.

On or after November 1, 2023, we may redeem all or a part of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium of T + 30bps. On or after September 1, 2042, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2014	February 1 and August 1, commencing February 1, 2014	March 1 and September 1, commencing September 1, 2013 Initial interest payment to include pre-issuance accrued interest from, and including, February 28, 2013

CUSIP / ISIN:	494550BR6 / US494550BR64	494550BS4 / US494550BS48	494550BP0 / US494550BP09

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
DNB Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

Co-Managers:	Credit Agricole Securities (USA) Inc. SG Americas Securities, LLC SunTrust Robinson Humphrey, Inc. CIBC World Markets Corp. RBS Securities Inc.

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 866-718-1649 or Wells Fargo Securities at 1-800-326-5897.